Exhibit 99.1

Banc of California, Inc. Declares Quarterly Dividend on Series C Preferred Stock

IRVINE, Calif., (November 21, 2014) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly dividend of $0.50 per depository share on its 8.00% Series C Perpetual Preferred Stock. The dividend will be payable on December 15, 2014 to stockholders of record as of December 1, 2014.

The Company’s Series C Preferred Stock is traded on the New York Stock Exchange under the “BANC PRC” symbol.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) has total assets over $5.5 billion and is the largest bank holding company headquartered in Orange County, CA. The Company’s principal subsidiary, Banc of California, N.A., provides banking services and loans serving the diverse needs of private businesses, entrepreneurs and homeowners. Banc of California operates over 80 offices, including 38 full-service branch locations, in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. — Suite 1100 — Irvine, CA 92612 — (949) 236-5250 — www.bancofcal.com